COMPENSATION COMMITTEE CHARTER

Adopted March 23, 2010

The Board of Directors of Searchlight Minerals Corp., a Nevada corporation (the “Corporation”), has adopted this Charter for its Compensation Committee as of the date first written above.

1.	Purpose of the Compensation Committee

The purpose of the Compensation Committee of the Corporation shall be to discharge the Board of Directors’ responsibilities relating to compensation of the Company’s chief executive officer and other executive officers, and to produce a report on executive compensation for inclusion in the Company’s annual meeting proxy statement, in accordance with applicable rules and regulations promulgated by the Securities and Exchange Commission (the “Commission”).  The Compensation Committee has responsibility for overseeing the Corporation’s compensation and benefits policies generally, evaluating senior executive performance, reviewing the Corporation’s management succession plan and recommending compensation for the Corporation’s chief executive officer and other executive officers to the Board of Directors for determination.

2.	Composition of the Compensation Committee

Number and Qualifications.  The Compensation Committee shall initially be comprised of not less than three (3) Directors.  Each Director who serves on the Compensation Committee must be affirmatively determined by the Board of Directors to satisfy the independence requirements established by Section 803A of the NYSE Amex LLC (“AMEX”) Company Guide, as amended, modified or supplemented from time to time.  The number of members of the Compensation Committee may be increased or decreased by the Board of Directors in its discretion.

Notwithstanding the foregoing, if the Compensation Committee is comprised of at least three (3) members, one (1) Director who is not independent as defined in Section 803A of the AMEX Company Guide, and is not a current officer or employee or an immediate family member of such person, may be appointed to the Compensation Committee, if the Board of Directors, under exceptional and limited circumstances, determines that membership on the Compensation Committee by the individual is required by the best interests of the Corporation and its stockholders, and the Board of Directors discloses, in the next annual meeting proxy statement (or in its next annual report on Form 10-K or equivalent if the Corporation does not file an annual proxy statement) subsequent to such determination, the nature of the relationship and the reasons for that determination.  A Director appointed to the Compensation Committee pursuant to this paragraph may not serve on the Compensation Committee for in excess of two (2) years.

Appointment and Removal.  The chairman and members of the Compensation Committee will be appointed by and serve at the discretion of the Board of Directors.  The chairman of the Compensation Committee should generally have served at least one (1) year on the Compensation Committee prior to becoming chairman.  Each appointed member of the Compensation Committee shall be subject to annual reconfirmation and may be removed by the Board of Directors at any time, provided that the Board of Directors must, at all times, assure that the Compensation Committee will have a chairman and sufficient members to satisfy the requirements set forth above relating to the number and qualifications of Compensation Committee members.

3.	Specific Responsibilities and Duties of the Compensation Committee

Compensation and Benefits Generally.  The Compensation Committee shall review and make recommendations to the Board of Directors regarding the Corporation’s compensation and benefits policies generally (subject to stockholder approval or ratification, if required), including reviewing and recommending any incentive-compensation plans and equity-based plans of the Corporation.  In reviewing such compensation and benefits policies, the Compensation Committee may consider the recruitment, development, promotion, retention and compensation of senior executives and other employees of the Corporation and any other factors that it deems appropriate.  The Compensation Committee shall report the results of such review and recommend action with respect to the Corporation’s compensation and benefits policies to the Board of Directors.

Executive Compensation.  The Compensation Committee shall recommend compensation for the chief executive officer and other executive officers of the Corporation on an annual basis and as vacancies or newly created positions occur.  The Compensation Committee shall review and make recommendations to the Board of Directors regarding compensation for each of the Corporation’s senior executives, including his or her annual base salary level, annual incentive compensation, long-term incentive compensation, employment, severance and change-in-control agreements, if any, and any other compensation, ongoing perquisites or special benefit items.

In reviewing the Corporation’s executive compensation, the Compensation Committee shall consider, among other things, the corporate goals and objectives relevant to executive compensation, each executive’s performance in light of such goals and objectives, the cost to the Corporation of such compensation, compensation (including long-term incentives) given to senior executives in prior years,  the Corporation’s financial performance, stockholder return, the value of similar incentive awards relative to such targets at comparable companies and any other factors the Compensation Committee deems appropriate and in the best interests of the Corporation.  The Compensation Committee shall recommend each executive’s compensation based on its evaluation of these and any other factors the Compensation Committee deems appropriate and in the best interests of the Corporation.

Disclosure.  The Compensation Committee shall produce the report on executive compensation that the Commission requires to be included in the Corporation’s annual proxy statement. A copy of this Charter will be made available to stockholders without charge and on the Corporation’s website, if required under applicable rules and regulations.  The Corporation’s Annual Report on Form 10-K will state that this Charter is available in print to stockholders upon request, if required under applicable rules and regulations.

Reporting to the Board of Directors.  The Compensation Committee shall make regular reports to the Board of Directors.  These reports will include a review of any recommendations or issues that arise with respect to the Corporation’s compensation and benefits policies, executive compensation, performance of management and management succession planning and any other matters that the Compensation Committee deems appropriate or is requested to be included by the Board of Directors. The Committee shall periodically review and assess the adequacy of this Charter and recommend any proposed changes to the Nominating and Corporate Governance Committee and Board of Directors for review and approval.

4.	Operations of the Compensation Committee

Meetings.  The Compensation Committee shall meet as often as it determines is appropriate to carry out its responsibilities under this Charter.  The chairman of the Compensation Committee, in consultation with the other Compensation Committee members, shall determine the frequency and length of the Compensation Committee meetings, and shall set meeting agendas consistent with this Charter.  No senior executive shall attend that portion of any meeting where such executive’s performance or compensation is discussed.  The Compensation Committee is governed by the same rules regarding meetings (including meetings by conference telephone or similar communications equipment), action without meetings, notice, waiver of notice, and quorum and voting requirements as are applicable to the Board of Directors.

Outside Consultants.  The Compensation Committee has the authority to retain and terminate any compensation consultant assisting the Compensation Committee in the evaluation of chief executive officer or senior executive compensation, including sole authority to approve all such compensation consultant’s fees and other retention terms.

Delegation.  Except as otherwise prohibited by law, the Corporation’s Articles of Incorporation or the Corporation’s Bylaws, the Compensation Committee may delegate all or a portion of its duties and responsibilities to a subcommittee or any member of the Compensation Committee when it deems appropriate and in the best interest of the Corporation.  The Compensation Committee may delegate to one or more officers of the Corporation the authority to make grants and awards to any non-Section 16 officer of the Corporation under such of the Corporation’s incentive-compensation or other equity-based plans as the Compensation Committee deems appropriate and in accordance with the terms of such plans.